Exhibit 8.4

[Cozen O’Conner Letterhead]

[DATE]

Liberty Property Trust

650 E. Swedesford Road

Wayne, PA 19087

Re:                             Liberty Property Trust—Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

This opinion is delivered to you in connection with the prospectus included as part of the registration statement on Form S-4 filed with the Securities and Exchange Commission on [DATE] (as amended or supplemented through the date hereof, the “Registration Statement”) in connection with the transactions to be consummated pursuant to the Agreement and Plan of Merger (“Merger Agreement”) by and among Liberty Property Trust, a Maryland real estate investment trust (“LPT”), Liberty Property Limited Partnership, a Pennsylvania limited partnership (“LPLP”), Prologis, Inc., a Maryland corporation, Prologis, L.P., a Delaware limited partnership, Lambda REIT Acquisition LLC, a Maryland limited liability company and wholly owned subsidiary of Prologis, L.P., Lambda OP Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Prologis, L.P, and Leaf Holdco Property Trust, a Maryland real estate investment trust and a wholly owned subsidiary of LPT, dated as of October 27, 2019.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

In connection with the filing of the Registration Statement you have requested our opinion concerning the election of LPT to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) in connection with the transaction to be consummated pursuant to the Merger Agreement.

Basis for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future.  Although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Liberty Property Trust

650 E. Swedesford Road

Wayne, PA 19087

In rendering the following opinions, we have examined, with your consent, such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following:  (1) the Articles of Amendment and Restatement of Declaration of Trust of LPT as amended through the date hereof (the “Declaration of Trust”), (2) the organizational documents and stock ownership records of certain consolidated subsidiaries of LPT and LPLP (the “Corporate Entities”), and (3) the Registration Statement.  In rendering the opinions set forth in this letter, we have relied on certain written representations of LPT and LPLP with respect to both the historic and anticipated assets, operations and activities of LPT and LPLP (the “Management Representation Letter”).

For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Management Representation Letter.  In particular, we note that the LPT and LPLP have engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.

We have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.  We are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein.  To the extent that such representations and information set forth legal conclusions with respect to factual matters relevant to the qualification of LPT as a REIT, we have previously reviewed with the individual making such representations the relevant provisions of the Code, applicable Treasury regulations, and published administrative interpretations thereof.  Such representations were reviewed internally within LPT by the individuals with direct primary responsibility for federal income tax matters and LPT’s compliance with the federal income tax rules applicable to REITs.  Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax or non-tax matters, including any matters relating to the securities laws, relevant to LPT, LPLP, or any other person, or any other tax matter, federal, state, local or foreign, not specifically addressed herein.  Specifically, we have not reviewed and we express no opinion as to the Merger Agreement or the federal, state, or local tax consequences of any transactions carried out pursuant to, as an antecedent to, or as a consequence of, the Partnership Merger or the Company Merger.  We have relied, with the express written permission of Morgan, Lewis & Bockius LLP, upon the opinion of even date herewith of Morgan, Lewis, & Bockius LLP provided to LPT , that the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Moreover, we have assumed, with your consent, that, insofar as relevant to the opinions set forth herein:

1.             Each of LPT, LPLP, and the Corporate Entities has been and will be operated in the manner described in the Management Representation Letter and in the relevant partnership agreement, limited liability company operating agreement, articles (or certificate) of incorporation, declaration of trust or other organizational documents for the LPT’s entire taxable year that includes the date of the Company Merger;

2.             We have been provided with all written agreements related to the ownership of the voting stock of the Corporate Entities during the entire period they were owned by LPLP and there are not now, nor have there ever been, any oral agreements or understandings between LPT or LPLP and any of the owners of the voting stock of any of the Corporate Entities, or any of the Corporate Entities themselves, that are inconsistent with LPLP’s being considered to be the beneficial owner of less than 10% of the

Liberty Property Trust

650 E. Swedesford Road

Wayne, PA 19087

outstanding voting securities of any of the Corporate Entities, prior to the effective date of the taxable REIT subsidiary elections made by LPT with respect to the Corporate Entities;

3.                                      LPT is a duly organized and validly existing real estate investment trust under the laws of the State of Maryland, each of the Corporate Entities is a duly organized and validly incorporated corporation under the laws of the state in which it is purported to be organized, and LPLP is a duly organized and validly existing limited partnership under the laws of the Commonwealth of Pennsylvania;

4.                                      All of the obligations imposed by or described in the documents that we reviewed, including obligations imposed under the Declaration of Trust, have been and will continue to be performed or satisfied in accordance with their terms; and

5.                                      All documents that we have reviewed have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that commencing with LPT’s taxable year ended December 31, 1997, its initial taxable year for which it elected to be taxed as a REIT, and ending at the time immediately prior to the Topco Merger Effective Time, LPT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this letter.  LPT’s qualification and taxation as a REIT depends upon LPT’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership.  In addition, the opinion set forth above does not foreclose the possibility that LPT may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain REIT qualification.  Cozen O’Connor will not review LPT’s continuing compliance with these requirements.  Accordingly, no assurance can be given that the actual results of LPT’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter has been prepared solely in connection with the filing of the Registration Statement, and it speaks only as of the date hereof.  This opinion may not be distributed, relied upon for any purpose by any person, or filed with any governmental agency, without our express written consent.  We do not purport to express any opinion herein concerning any law other than the federal income tax law of the United States.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,